        Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES A NON-CONVERTIBLE REDEEMABLE PREFERRED STOCK,
PAR VALUE $0.0001,
OF
FLYEXCLUSIVE, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), flyExclusive, Inc., a corporation duly organized and validly existing under the DGCL (the “Issuer” or the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:
WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.0001 per share, of the Issuer (“Preferred Stock”) in one or more series; and expressly authorizes the Board of Directors of the Issuer (the “Board of Directors”), subject to limitations prescribed by law, to provide for the issue of all or any of the shares of Preferred Stock in one or more series and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the DGCL; and
WHEREAS, on February 29, 2024, the Board of Directors approved and adopted the following certificate of designation (this “Certificate of Designation” or this “Certificate”) for purposes of issuing shares of Preferred Stock, with a par value of $0.0001 per share, designated as a series known as “Series A Non-Convertible Redeemable Preferred Stock”, with each such share having the designations, powers, preferences and relative, participating, optional, or other rights, and the qualifications, limitations and restrictions, as set forth in this Certificate of Designation.
NOW THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby provides out of the unissued shares of the Preferred Stock a series of Preferred Stock designated as “Series A Non-Convertible Redeemable Preferred Stock” and authorizes for issuance 25,000 shares of the Series A Preferred Stock (as defined below), and hereby fixes the designations, powers, preferences and relative, participating, optional, or other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock, as follows:
1.Designation.
(a)Series A Preferred Stock. A total of 25,000 shares of Preferred Stock, with a par value of $0.0001 per share, shall be designated as a series known as “Series A Non-Convertible Redeemable Preferred Stock”, with each such share having an initial Stated Value of $1,000 per share (the “Series A Preferred Stock”), which Series A Preferred Stock will have the respective designations, powers, preferences and relative, participating, optional, or other rights, and the qualifications, limitations and restrictions set forth in this Certificate of Designation.
2.Ranking; Liquidation. With respect to (a) payment of dividends, (b) distribution of assets and (c) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series A Preferred Stock shall rank senior in priority of payment to all Junior Stock in any liquidation, dissolution, winding up or distribution of the Company, and junior to any existing or future secured or unsecured Debt and other liabilities (including trade payables) of the Company and any Senior Stock.
3.Voting.
(a)Generally. Except as otherwise required by the DGCL, other applicable law, the Certificate of Incorporation, or this Certificate of Designation, Holders shall not be entitled to any vote on matters submitted to the Company’s stockholders for approval. In any case in which the Holders shall be entitled to vote pursuant to the DGCL, other applicable law, the Certificate of Incorporation, or this Certificate of Designation, each Holder entitled to vote with respect to such matter shall be entitled to one vote per share of Series A Preferred Stock.

4.Dividends.
(a)Generally. Except as otherwise required by this Certificate of Designation, Dividends shall be payable to the Holders as they appear on the records of the Company on the record date for such Dividends, which shall be the date that is 15 days prior to the applicable Dividend Payment Date.
(b)Dividend Calculation. From and after the Initial Issue Date, preferential cumulative dividends (“Dividends”) shall accrue on each share of Series A Preferred Stock outstanding on a daily basis in arrears at the applicable Dividend Rate then in effect. Dividends with respect to each Dividend Period shall be the sum of the dividends calculated on a daily basis during such period. The daily dividend shall be calculated as the product of (i) the Stated Value of each share of the Series A Preferred Stock outstanding as of the Dividend Payment Date for such Dividend Period, and (ii) the applicable dividend rate specified in clause (c) below (the “Dividend Rate”) for each day elapsed during such Dividend Period divided by 360. Dividends will be due and payable annually in arrears by either (A) cash payment or (B) to the extent not declared and paid in cash, automatically compounded annually on each Dividend Payment Date in accordance with this Section; provided that, the Company may not declare and pay in cash any Dividends due and payable pursuant to this Section 4 prior to the first Dividend Payment Date following the second-year anniversary of the Initial Issue Date. With respect to the first Dividend Payment Date following the second-year anniversary of the Initial Issue Date, the Company will declare and pay at least 43% of Dividends in cash, and with respect to each Dividend Payment Date following the third-year anniversary of the Initial Issue Date, the Company will pay 100% of Dividends in cash, in each case, to the extent not prohibited by Section 170 of the DGCL. The Company shall promptly notify the Holders at any time the Company shall become unable to legally pay Dividends in cash pursuant to Section 170 of the DGCL. On each Dividend Payment Date related to a Dividend Period for which the Company does not for any reason (including because payment of any Dividend in cash is prohibited by law or this Certificate of Designation) pay in cash all Dividends that accumulated during such Dividend Period, any such unpaid Dividends shall (whether or not earned or declared) become part of the Stated Value of such share as of the applicable Dividend Payment Date (“Compounded Dividends”). If the Company does not for any reason (including because payment of any Dividend in cash is prohibited by law) pay in cash (i) at least 43% of all Dividends due and payable pursuant to this Section 4 on the first Dividend Payment Date following the second-year anniversary of the Initial Issue Date or (ii) at least 100% of all Dividends due and payable pursuant to this Section 4 on each Dividend Payment Date following the third-year anniversary of the Initial Issue Date, an Event of Noncompliance shall be deemed to have occurred.
(c)Dividend Rate. From and after the Initial Issue Date until the first-year anniversary of the Initial Issue Date, the Dividend Rate for the Series A Preferred Stock shall be 10.00% per annum. From and after the first-year anniversary of the Initial Issue Date until the second-year anniversary of the Initial Issue Date, the Dividend Rate for the Series A Preferred Stock shall be 12.00% per annum. From and after the second-year anniversary of the Initial Issue Date until the third-year anniversary of the Initial Issue Date, the Dividend Rate shall be 14.00% per annum. From and after the third-year anniversary of the Initial Issue Date, the Dividend Rate shall be 16.00% per annum.
(d)Increase to Dividend Rate. The applicable Dividend Rate shall be increased by 2.00% per annum upon the occurrence of either an Event of Noncompliance or the failure by the Issuer to redeem in full for cash all of the shares of Series A Preferred Stock upon a Mandatory Redemption Event (a “Redemption Failure”); provided that(A) the applicable Dividend Rate shall be so increased only while such Event of Noncompliance is continuing or during the period commencing upon the occurrence of a Redemption Failure and ending on the date on which all shares of Series A Preferred Stock are redeemed, as applicable, and, (B) thereafter, such increase shall not apply to the applicable Dividend Rate at such time as such Event of Noncompliance or Redemption Failure, as applicable, has been cured or is no longer continuing.
5.Redemption.
(a)Redemption Generally.
(i)Optional Redemption by the Company.
(A)At any time and from time to time, from and after the first-year anniversary of the Initial Issue Date, to the extent not prohibited by law, the Company may elect to redeem all outstanding shares of Series A Preferred Stock, or any portion thereof, in cash at a redemption price per share of Series A Preferred Stock equal to the Redemption Price on the terms and subject to the conditions set forth in this Section 5 (an “Optional Redemption”).

(B)Any election by the Company pursuant to this Section 5(a)(i) shall be made by delivery to the Holders of written notice of the Company’s election to redeem, at least 10 days but no more than 60 days prior to the elected Redemption Date (each such date, an “Optional Redemption Date”), which notice shall indicate (1) the number of shares of Series A Preferred Stock being redeemed, (2) the Optional Redemption Date, (3) the Redemption Price, and (4) the manner of and place designated for surrender of the shares of Series A Preferred Stock to be redeemed. Any such notice may, at the Company’s discretion, be subject to one or more conditions precedent. Any redemption that is effected pursuant to this Section 5 shall be made on a pro rata basis among the Holders in proportion to the aggregate Liquidation Value of the shares of Series A Preferred Stock held by such Holders. For the avoidance of doubt, shares of Series A Preferred Stock are not redeemable at the Company’s election except pursuant to this Section 5. Upon receipt of such notice, each Holder shall promptly inform the Company of the bank or trust company designated by such Holder with which the aggregate Redemption Price shall be deposited.
(ii)Optional Redemption by Holders.
(A)At any time and from time to time, from and after the fifth-year anniversary of the Initial Issue Date, each Holder may cause the Company to redeem all of its outstanding shares of Series A Preferred Stock, or any portion thereof, in cash at a redemption price per share of Series A Preferred Stock equal to the Redemption Price (a “Holder Optional Redemption”).
(B)Any election by a Holder pursuant to this Section 5(a)(ii) shall be made by delivery to the Company of written notice of the Holder’s election to cause the Company to redeem, at least 30 days prior to the elected Redemption Date (such date, the “Holder Optional Redemption Date”), which notice shall indicate (1) the number of shares of Series A Preferred Stock to be redeemed, (2) the Holder Optional Redemption Date as of which such Holder desires the Company to effect such Holder Optional Redemption and (3) the bank or trust company designated by the Holder with which the aggregate Redemption Price shall be deposited (the “Holder Optional Redemption Notice”). Following receipt by the Company of the Holder Optional Redemption Notice, the Company shall send written notice to such Holder not less than 15 days prior to the Holder Optional Redemption Date, indicating the Redemption Price and the manner of and place designated for surrender of the shares of Series A Preferred Stock to be redeemed. If, on the Holder Optional Redemption Date, the Company is prohibited by law from redeeming all shares of Series A Preferred Stock indicated in the Holder Optional Redemption Notice, then the Company shall immediately provide written notice to the Holder of such prohibition and redeem such Series A Preferred Stock to the fullest extent not so prohibited. Any shares of Series A Preferred Stock that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the designations, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock set forth in this Certificate of Designation, including the right to continue to accumulate and receive Dividends thereon as set forth in Section 4 and, under such circumstances, the redemption rights provided hereby shall be continuous, so that at any time thereafter when the Company is not prohibited by law from redeeming such shares of Series A Preferred Stock, the Company shall immediately redeem such shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to the Redemption Price as of the Holder Optional Redemption Date in accordance with this Section 5, together with payment of any additional accumulated and unpaid Dividends following the Holder Optional Redemption Date.
(b)Redemption Price. The total price for each share of Series A Preferred Stock redeemed pursuant to Section 5(a) or Section 6 (the “Redemption Price”) shall be payable in cash and equal to the Liquidation Value.
(c)Optional Redemption Mechanics. On or before any Optional Redemption Date or Holder Optional Redemption Date, the Company shall deposit the amount of the applicable aggregate Redemption Price with a bank, trust company or exchange agent having an office in New York City irrevocably in trust for the benefit of such Holders. On the Optional Redemption Date or Holder Optional Redemption Date, the Company shall immediately cause to be paid in cash the applicable Redemption Price for such shares of Series A Preferred Stock to the account designated by such Holders. Upon such payment in full, such shares of Series A Preferred Stock will be deemed to have been redeemed, and Dividends with respect to such redeemed shares of Series A Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares of Series A Preferred Stock shall forthwith terminate.

6.Mandatory Redemption Event.
(a)Redemption. Upon any (i) Bankruptcy Event, or (ii) Change of Control Event (together with any Bankruptcy Event, each a “Mandatory Redemption Event”), the Company shall, to the extent not prohibited by law and prior and in preference to the receipt of any funds by any holders of any other class or series of Capital Stock of the Company, redeem all of the shares of Series A Preferred Stock (such redemption, a “Mandatory Redemption”) on the applicable Redemption Date pursuant to Section 6(b) (the “Mandatory Redemption Date”), in cash at a price per share of Series A Preferred Stock equal to the then applicable Redemption Price of such share under Section 5(b). If, on the Mandatory Redemption Date, the Company is prohibited by law from redeeming all shares of Series A Preferred Stock held by Holders, then the Company shall redeem such Series A Preferred Stock to the fullest extent not so prohibited. Any shares of Series A Preferred Stock that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the designations, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock set forth in this Certificate of Designation, including the right to continue to accumulate and receive Dividends thereon as set forth in Section 4 and, under such circumstances, the redemption requirements provided hereby shall be continuous, so that at any time thereafter when the Company is not prohibited by law from redeeming such shares of Series A Preferred Stock, the Company shall immediately redeem such shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to the Redemption Price as of the Mandatory Redemption Date in accordance with Section 5 and this Section 6, together with payment of any additional accumulated and unpaid Dividends following the Mandatory Redemption Date.
(b)Redemption Mechanics.
(i)Prior to commencing a Mandatory Redemption, the Company shall send a notice (the “Mandatory Redemption Notice”) to each Holder, which shall state:
(A)that a Mandatory Redemption is being made and that all of such Holder’s shares of Series A Preferred Stock will be redeemed pursuant to this Section 6;
(B)(1) the Redemption Price, (2) the bank or trust company with which the aggregate Redemption Price shall be deposited on or prior to the Mandatory Redemption Date and (3) the Mandatory Redemption Date (or, to the extent not ascertainable at the time of such notice, a good faith estimate of the Mandatory Redemption Date); and
(C)a reasonably detailed description of the Mandatory Redemption Event, including the terms and conditions thereof.
(ii)On or before any Mandatory Redemption Date, the Company shall deposit the amount of the applicable aggregate Redemption Price with a bank, trust company or exchange agent having an office in New York City irrevocably in trust for the benefit of such Holders. On the Mandatory Redemption Date, the Company shall immediately cause to be paid in cash the applicable Redemption Price for such shares of Series A Preferred Stock to the account designated by such Holders. Upon such payment in full, such shares of Series A Preferred Stock will be deemed to have been redeemed, and Dividends with respect to such redeemed shares of Series A Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares of Series A Preferred Stock shall forthwith terminate.
(c)Company Efforts. The Company shall take such commercially reasonable actions as are necessary to give effect to the provisions of Section 5 and this Section 6, including in the event the Company is prohibited by law from redeeming or is otherwise unable to redeem any shares of Series A Preferred Stock in connection with any Mandatory Redemption Event or Holder Optional Redemption on the applicable Redemption Date, taking any commercially reasonable action necessary or appropriate to remove promptly any impediments to its ability to redeem such shares of Series A Preferred Stock required to be so redeemed, including to the extent not prohibited by law, reducing the stated capital of the Company or revaluing the assets of the Company to their fair market values under Section 154 of the DGCL if such revaluation would create surplus sufficient to make all or any portion of such Mandatory Redemption Event or Holder Optional Redemption payment. In the event of any Change of Control Event in which the Company is not the continuing or surviving corporation or entity, proper provision shall be made so that such continuing or surviving corporation or entity shall agree to carry out and observe the obligations of the Company under this Certificate of Designation.

7.Protective Provisions.
(a)For so long as any shares of Series A Preferred Stock are outstanding, without the prior affirmative vote or written consent of a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class (in addition to any other vote required by the DGCL, other applicable law, the Certificate of Incorporation, or this Certificate of Designation), the Company shall not, and shall not cause or permit any of its Subsidiaries to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise):
(i)(A) authorize, create, or increase the authorized amount of, or issue any class or series of (a) Equity Interests, ranking (with respect to dividends or distributions or entitlement on a return of capital or assets in a winding up or otherwise) pari passu with the Series A Preferred Stock, including any additional shares of Series A Preferred Stock (“Parity Stock”), or (b) any Senior Stock, or (B) reclassify or amend the provisions of any existing class of securities of the Company or its Subsidiaries into shares of Parity Stock or Senior Stock;
(ii)authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of Parity Stock or Senior Stock (or that is accompanied by options or warrants to purchase such Parity Stock or Senior Stock);
(iii)amend, alter, waive or repeal any provision of the Certificate of Incorporation, this Certificate of Designation, or the Bylaws in each case, in a manner that materially adversely affects the special rights, preferences, privileges or voting powers of the Series A Preferred Stock;
(iv)declare or pay any dividends or other distributions in cash or property, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, repurchase, defeasance, retirement, or other acquisition of, any Equity Interests of any Subsidiary of the Company or with respect to any Common Stock, Junior Stock, Parity Stock or Senior Stock, except as permitted under the Senior Secured Note as in effect on the Initial Issue Date;
(v)take any action that is reasonably likely to result in any Mandatory Redemption Event unless, upon consummation of such Mandatory Redemption Event, the Series A Preferred Stock will be redeemed in full in cash in accordance with this Certificate of Designation;
(vi)take any action in order to cause the Company to suspend its reporting obligations voluntarily under the Exchange Act, or to cause there to occur a Delisting Event (except in connection with a Mandatory Redemption); provided, the foregoing shall not be deemed to include action required to be taken by rules of the Principal Trading Market (as defined in the Purchase Agreement);
(vii) make or permit a change in any, or adopt any new or different, U.S. federal or applicable income tax classification of the Company or any of its Subsidiaries, whether by affirmative election, tax filing or otherwise (other than an automatic change from a partnership to a disregarded entity or from a disregarded entity to a partnership, by reason of a change in the number of owners of such Person);
(viii)incur, create, suffer or assume any Debt or Liens, except for Permitted Aircraft Indebtedness or any other Debt or Liens permitted by the Senior Secured Note as of the Initial Issue Date;
(ix)enter into any business, directly or indirectly, except for those businesses in which the Company and its Subsidiaries are engaged on the Initial Issue Date or that are reasonably related thereto;
(x)amend, alter, waive or repeal any provision of any Material Agreement in a manner that materially adversely affects the special rights, preferences, privileges or voting powers of the Series A Preferred Stock;
(xi)merge into or consolidate with any Person, or permit any Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Noncompliance shall have occurred and be continuing (a) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving Person, (b) any Subsidiary may merge into any other Subsidiary and (c) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Holders;

(xii)enter, or cause or permit any Subsidiary to enter, into any transaction with any Affiliate of the Company or its Subsidiaries, except as permitted under the Senior Secured Note as of the Initial Issue Date;
(xiii)dispose of any of its property, whether now owned or hereafter acquired, other than as permitted by the Senior Secured Note as of the Initial Issue Date;
(xiv)make any advance, loan, extension of credit (by way of guaranty or otherwise), or capital contribution to, or purchase, hold or acquire any Equity Interests, bonds, notes, debentures or other debt securities of, or any asset constituting a business unit of, or make any other investment in, any Person;
(xv)enter into or permit to exist or become effective any consensual encumbrance, restriction or prohibition on the ability of the Company or any Subsidiary to: (a) pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or (b) transfer any of its assets to the Company, in each case, except as permitted by the Senior Secured Note as of the Initial Issue Date;
(xvi)approve or update any budget of the Company or any of its Subsidiaries where free cash flows are expected to be negative for the subsequent calendar year;
(xvii)use the proceeds of the Series A Preferred Stock for any purpose other than general working capital purposes.
(b)In the event of (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, securities or other property of another Person, (ii) any reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into securities of another Person or (iii) the conveyance, sale, lease, assignment, transfer or other disposition of all or substantially all of the Company’s assets or other properties (taken as a whole) (a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to all the other terms hereof, remain outstanding unless redeemed in accordance with this Certificate of Designation in connection with such Reorganization Event; provided, that in no event will the Company enter into or effect any such Reorganization Event if it would materially and adversely affect the rights of Holders. This provision shall similarly apply to successive Reorganization Events. To the extent that the Company is not the surviving or resulting entity in such Reorganization Event or will be dissolved in connection with such Reorganization Event, the Company shall not consummate any such transaction constituting a Reorganization Event unless proper provision shall be made in the agreements governing such Reorganization Event for the assumption of the obligations of the Company by such surviving or resulting entity in such Reorganization Event in accordance with this provision.
8.Cancellation; No Conversion Rights. No shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued or held in treasury for reissuance, and the Company shall take all necessary action to cause such shares of Series A Preferred Stock immediately to be canceled, retired and eliminated from the shares of Series A Preferred Stock which the Company shall be authorized to issue. The Holders have no rights to convert any Series A Preferred Stock into any other Equity Interests of the Company.
9.Rights and Remedies of Holders.
(a)The various provisions set forth under this Certificate of Designation are for the benefit of the Holders and, subject to the terms and conditions hereof and applicable law, will be enforceable by them, including by one or more actions for specific performance.
(b)Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.
(c)The shares of Series A Preferred Stock will not have any designations, powers, preferences and relative, participating, optional, or other rights, and the qualifications, limitations and restrictions other than as set forth herein or in the Certificate of Incorporation.

10.Term. Except as expressly provided in this Certificate of Designation, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.
11.Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon (i) the date of transmission, if sent via e-mail or (ii) the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service, in each case, addressed: (i) if to the Company, to its office at flyExclusive, Inc., 2860 Jetport Road, Kinston, NC 28504 (Attention: Thomas James Segrave, Jr.), Email:[_____], with a copy to Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 (Attention: Larry Robbins), Email: [_____], (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the transfer agent for the Series A Preferred Stock, if any) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
12.Waiver. Any waiver by the Company or a Holder of a right or preference granted herein or a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.
13.Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.
14.Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
15.Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
16.Interpretation. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) words in the singular include the plural, and in the plural include the singular; (iii) “or” is not exclusive; (iv) “will” shall be interpreted to express a command; (v) “including” means including without limitation; (vi)  references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (vii) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (viii) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; and (ix) references to sections of the United States Code shall be deemed to include any substitute, replacement or successor sections as well as the rules promulgated thereunder from time to time.
17.Definitions. As used in this Certificate of Designation, the following terms shall have the meanings specified below:
“Affiliate” shall have the meaning assigned to such term in the Purchase Agreement.
“Aircraft” means, individually and collectively as context may require, all whole aircraft assets and all fractional interests in aircraft owned by the Borrower.
“Bankruptcy Event” means:
(a)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Subsidiaries, or of all or substantially all of the property or assets of the Company or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for all or substantially all of the property or assets of the

Company or any of its Subsidiaries, or (iii) the winding-up or liquidation of the Company or any of its Subsidiaries, and in the case of any proceeding described in this clause (a), such proceeding or petition shall continue in effect and undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(b)the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for all or substantially all of the property or assets of the Company or any of its Subsidiaries, or (iv) make a general assignment for the benefit of creditors, and in the case of any proceeding described in this clause (b), such proceeding or petition shall continue in effect and undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered, or (v) commence any voluntary in-court or out of- court restructuring or recapitalization transactions.
“Board of Directors” shall have the meaning assigned to such term in the recitals hereof.
“Borrower” means FlyExclusive Jet Share, LLC, a North Carolina limited liability company.
“Business Day” shall have the meaning assigned to such term in the Purchase Agreement.
“Bylaws” means the Company’s Bylaws as amended and restated and as in effect on the Initial Issue Date.
“Capital Stock” means:
(c)in the case of a corporation, corporate stock;
(d)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(e)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(f)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Certificate of Designation” shall have the meaning assigned to such term in the recitals hereof.
“Certificate of Incorporation” shall have the meaning assigned to such term in the recitals hereof.
“Change of Control” means the occurrence of any of the following: (a) Thomas Segrave shall cease to directly or indirectly own, free and clear of all Liens or other encumbrances, fifty-one percent (51%) of the outstanding voting Equity Interests of the Company on a fully diluted basis, so long as any reduction of Thomas Segrave’s ownership stake is the result of dilution due to the issuance of voting Equity Interests to third parties on arm’s length terms; provided that Thomas Segrave may sell, transfer or otherwise dispose or pledge as collateral his Equity Interests not to exceed $25,000,000 in value or yielding no more than $25,000,000 in gross proceeds in the Company, whichever is less, so long as he continues to own fifty one percent (51%) of the outstanding voting Equity Interests of the Company on a fully diluted basis; (b) the Company ceases to own, directly or indirectly, including directly or indirectly with Thomas Segrave and his Affiliates, less than one hundred percent (100%) of the outstanding Equity Interests of LGM Enterprises, LLC; (c) LGM Enterprises, LLC ceases to own, directly or indirectly, less than one hundred percent (100%) of the outstanding Equity Interests of FlyExclusive Jet Share, LLC; (d) the occurrence of any “change of control” or similar provision under any agreement governing Debt of the Company, LGM Enterprises, LLC, FlyExclusive Jet Share, LLC, or any of their respective Subsidiaries; or (e) a sale, lease or other disposition (including by casualty or condemnation) of all, substantially all, or more than fifty percent (50%) of the consolidated assets of the Company, LGM Enterprises, LLC, FlyExclusive Jet Share, LLC, and their respective Subsidiaries.
“Change of Control Event” means the occurrence of a Change of Control.

“Common Stock” means any shares of Class A common stock, with a par value of $0.0001 per share, of the Company.
“Company” shall have the meaning assigned to such term in the recitals hereof.
“Compounded Dividends” shall have the meaning assigned to such term in Section 4(b).
“Debt” means, with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations under acceptance facilities and letters of credit; (f) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clause (a) through clause (e) of any other Person and excluding any aircraft lease; and (g) indebtedness of the type set out in clauses (a) through clause (f) secured by any lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person.
“Delisting Event” is deemed to occur when, after the Initial Issue Date, the shares of Common Stock are no longer listed on a Trading Market (as defined in the Purchase Agreement), except for any involuntary delisting initiated by the Trading Market.
“DGCL” shall have the meaning assigned to such term in the recitals hereof.
“Dividend Payment Date” means March 4 of each Fiscal Year of the Issuer following the Initial Issue Date (or, if such date is not a Business Day, the immediately succeeding Business Day).
“Dividend Period” means the period commencing on and including a Dividend Payment Date that ends on, but does not include, the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Initial Issue Date and end on, but not include, the first Dividend Payment Date.
“Dividend Rate” shall have the meaning assigned to such term in Section 4(b).
“Dividends” shall have the meaning assigned to such term in Section 4(b).
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Event of Noncompliance” means any one of the following events:
(g)failure by the Issuer to pay in cash (i) 43% of any Dividends due and payable pursuant to this Certificate of Designation on the first Dividend Payment Date following the second-year anniversary of the Initial Issue Date or (ii) 100% of any Dividends due and payable pursuant to this Certificate of Designation on each Dividend Payment Date following the third-year anniversary of the Initial Issue Date;
(h)any breach of any material term of this Certificate of Designation (other than an event referred to in clause (a) above) or the Purchase Agreement, including a failure by the Issuer to redeem any Series A Preferred Stock pursuant to a Holder Optional Redemption or a Mandatory Redemption, which breach remains uncured following 15 Business Days (which period shall be extended to 45 Business Days to the extent the breach is capable of being cured and the Issuer is using commercially reasonable efforts to cure such breach); and
(i)a Bankruptcy Event.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“fair market value” means with respect to any investment, asset, property or liability, the value of the consideration obtainable in a sale of such investment, asset, property or liability at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, investment, property or liability as determined in good faith by the Board of Directors.

“Fiscal Year” means the fiscal year of the Company ending December 31 of each calendar year.
“Holder” means, as of the relevant date, any Person that is the holder of record of at least one share of Series A Preferred Stock, as of such date.
“Holder Optional Redemption” shall have the meaning assigned to such term in Section 5(a)(ii)(A).
“Holder Optional Redemption Date” shall have the meaning assigned to such term in Section 5(a)(ii).
“Holder Optional Redemption Notice” shall have the meaning assigned to such term in Section 5(a)(ii).
“Initial Issue Date” means March 4, 2024.
“Issuer” shall have the meaning assigned to such term in the recitals hereof.
“Junior Stock” means Common Stock, any other preferred stock and any other Equity Interest of the Company (other than the Series A Preferred Stock).
“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.
“Liquidation Value” means, as of the relevant time and with respect to each share of Preferred Stock, the sum of (a) the Stated Value of such share as of such date, plus (b) any declared but unpaid Dividends on such share for the most recent Dividend Period as of such date (to the extent not part of the Stated Value of such Share as of such date), plus (c) the amount of accumulated and unpaid Dividends on such share from the last Dividend Payment Date to, but not including, such date (to the extent not part of the Stated Value of such share as of such date).
“Mandatory Redemption” shall have the meaning assigned to such term in Section 6(a).
“Mandatory Redemption Date” shall have the meaning assigned to such term in Section 6(a).
“Mandatory Redemption Event” shall have the meaning assigned to such term in Section 6(a).
“Mandatory Redemption Notice” shall have the meaning assigned to such term in Section 6(b)(i).
“Material Agreement” shall have the meaning assigned to such term in the Purchase Agreement.
“Optional Redemption” shall have the meaning assigned to such term in Section 5(a)(i)(A).
“Optional Redemption Date” shall have the meaning assigned to such term in Section 5(a)(i)(B).
“Parity Stock” shall have the meaning assigned to such term in Section 7(a)(i).
“Permitted Aircraft Indebtedness” means any third-party asset-level Debt incurred by the Borrower on an arm’s length basis and on terms consistent with past practice used for the acquisition of, or refinancing of, acquired Aircraft.
“Person” means any individual, corporation, limited liability company, partnership (including limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up, including, in the case of the Company, the Series A Preferred Stock.
“Purchase Agreement” means the Securities Purchase Agreement, entered into as of the date hereof, by and between the Company and EnTrust Emerald (Cayman) LP.

“Redemption Date” means an Optional Redemption Date, Holder Optional Redemption Date or a Mandatory Redemption Date, as applicable.
“Redemption Failure” shall have the meaning assigned to such term in Section 4(d).
“Redemption Price” shall have the meaning assigned to such term in Section 5(b).
“Reorganization Event” shall have the meaning assigned to such term in Section 7(b).
“Senior Secured Note” shall have the meaning assigned to such term in the Purchase Agreement.
“Senior Stock” means any class or series of Capital Stock of the Company the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Company, (including any warrants, rights, calls or options exercisable for or convertible into such Capital Stock) and any existing or future secured or unsecured Debt and other liabilities of the Company.
“Series A Preferred Stock” shall have the meaning assigned to such term in Section 1(a).
“Stated Value” means, as of the relevant date and with respect to each share of Series A Preferred Stock, the sum of (a) $1,000 (adjusted as appropriate in the event of any stock or securities dividend, stock or securities split, stock or securities distribution, recapitalization or combination) plus (b) the aggregate Compounded Dividends with respect to such share as of such date.
“Subsidiary” shall have the meaning assigned to such term in the Purchase Agreement.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 4th day of March 2024.
FLYEXCLUSIVE, INC.
By:    /s/ Thomas James Segrave, Jr.
    Name: Thomas James Segrave, Jr.
    Title: Chief Executive Officer and Chairman
    [Signature Page to Series A Certificate of Designation]